Exhibit 99.1

Stellar Biotechnologies Reports Third Quarter 2017 Financial Results

-	Company prepares for collaborators’ Phase 2 clinical results

LOS ANGELES, Calif., August 9, 2017 – Stellar Biotechnologies, Inc. (Nasdaq: SBOT), a leading manufacturer of a key protein utilized in multiple immunotherapy development pipelines, today reported financial results for the three and nine months ended June 30, 2017 and provided an update on its business.

During the first nine months of the year, the company reported continuing progress across its initiatives to optimize and expand its manufacturing capacity at its primary production facility in California. Stellar’s current manufacturing systems, which were originally developed to provide clinical-stage quantities of its KLH carrier molecule, currently support multiple KLH therapies in advanced clinical studies. These studies include Alzheimer’s disease, lupus and metastatic breast cancer.

“We now have multiple customers with Phase 2 clinical studies that are fully enrolled and underway, and we are preparing for the impact that favorable clinical results could have on the KLH market and our supply capabilities,” said Stellar President and CEO Frank Oakes. “We plan to incrementally increase our production capacity and manufacturing capabilities in line with the needs of our customers and to maintain our leadership position in the sustainable production of controlled, fully traceable KLH.”

Stellar Chief Financial Officer Kathi Niffenegger noted that research and development activities increased under the company’s optimization plan for the three and nine months ended June 30, 2017. “In the third quarter, we continued the trend of prudently managing our working capital. We reduced corporate expenses and redirected resources to continue the ramp up of our development activities. In addition to the operational benefits of increased throughput capacity, we believe these optimizations will favorably impact our financial metrics at the higher production volumes needed for commercial drug launches.”

Financial Results

Three months ended June 30, 2017

Total revenues were $0.02 million for the quarter ended June 30, 2017 compared to $0.18 million for same period last year. The change was due to a decrease in product sales volume. While the company’s customer base has not changed significantly, product sales volumes are subject to variability associated with the rate of development and progression of clinical studies of third-party products that utilize Stellar KLH. For the three months ended June 30, 2017, product sales consisted of lower volume orders for pre-clinical studies and immune system assays. For the three months ended June 30, 2016, product sales primarily consisted of higher volume orders for later stage clinical studies. The rate of progression towards later stage studies is expected to continue to affect the timing and volume of future product sales.

Total expenses decreased by $0.06 million to $1.31 million for the quarter ended June 30, 2017, compared to $1.37 million for the same period last year.

•	Costs of sales and contract services decreased by $0.04 million to $0.08 million for the quarter ended June 30, 2017, compared to $0.12 million for the same period last year primarily due to decreased product sales.
•	Research and development expenses increased by $0.07 million to $0.54 million for the quarter ended June 30, 2017, compared to $0.47 million for the same period last year. The increase was primarily due to research and development activities intended to increase the scalability and throughput capacity of existing manufacturing systems; improvements in analytical, manufacturing, and purification processes; stability studies; and formulation development.
•	General and administrative expenses decreased by $0.08 million to $0.64 million for the three months ended June 30, 2017 compared to $0.72 million for the same period last year primarily due to management’s actions to reduce corporate expenses, including travel and professional fees, as well as lower legal fees and public company expenses.

For the third quarter of fiscal year 2017, Stellar reported a net loss of $1.22 million, or $0.12 per basic share, compared to a net loss of $1.19 million, or $0.14 per basic share, for the same period last year.

Nine months ended June 30, 2017

Total revenues were $0.23 million for the nine months ended June 30, 2017 compared to $1.0 million for the same period last year. The change was primarily due to a decrease in product sales. While the company’s customer base has not changed significantly, product sales volumes are subject to variability associated with the rate of development and progression of clinical studies of third-party products that utilize Stellar KLH. For the nine months ended June 30, 2017, product sales consisted of KLH for clinical and pre-clinical studies and immune system assays. For the nine months ended June 30, 2016, product orders primarily consisted of higher volume orders for later stage clinical studies. Total revenues were also impacted by a decrease in the number of significant customers who purchased the company’s products and services, with two customers representing 85% of total revenue for the current period compared to five customers representing 91% of total revenue for the same period last year.

Total expenses decreased by $0.51 million to $4.08 million for the nine months ended June 30, 2017 compared to $4.59 million for the same period last year.

•	Costs of sales and contract services decreased by $0.47 million to $0.23 million for the nine months ended June 30, 2017 compared to $0.70 million for the same period last year primarily due to decreased product sales.
•	Research and development expenses increased by $0.26 million to $1.33 million for the nine months ended June 30, 2017 compared to $1.07 million for the same period last year. The increase was primarily due to research and development activities intended to increase the scalability and throughput capacity of existing manufacturing systems; improvements in analytical, manufacturing, and purification processes; stability studies; and formulation development.
•	General and administrative expenses decreased by $0.28 million to $2.31 million for the nine months ended June 30, 2017 compared to $2.60 million for the same period last year primarily due to management’s actions to reduce corporate expenses, including travel and professional fees, as well as lower legal fees and public company expenses.

For the first nine months of fiscal year 2017, Stellar reported a net loss of $3.81 million, or $0.38 per basic share, compared to a net loss of $3.68 million, or $0.44 per basic share, for the same period last year.

Working Capital

At June 30, 2017, the company had working capital of approximately $7.69 million. Cash, cash equivalents and short-term investments totaled $7.65 million.

Additional Information

Stellar will file its Form 10-Q for the quarter ended June 30, 2017 with the Securities and Exchange Commission on August 9, 2017. To view the company’s filings, visit the website of the Securities and Exchange Commission at www.sec.gov. To view the company’s filings with the Canadian Securities Administrators (CSA), including the Management Discussion and Analysis and related consolidated financial statements, visit the CSA’s SEDAR website at www.sedar.com.

About Stellar Biotechnologies

Based north of Los Angeles at the Port of Hueneme, Stellar Biotechnologies, Inc. (Nasdaq: SBOT) is the leader in sustainable manufacture of Keyhole Limpet Hemocyanin (KLH), an important immune-stimulating protein used in wide-ranging therapeutic and diagnostic markets. KLH is both an active pharmaceutical ingredient (API) in many new immunotherapies (targeting cancer, immune disorders, Alzheimer's and inflammatory diseases) as well as a finished product for measuring immune status. Stellar is unique in its proprietary methods, facilities, and KLH technology. The company is committed to meeting the growing demand for commercial-scale supplies of GMP grade KLH, ensuring environmentally sound KLH production, and developing KLH-based active immunotherapies. Stellar KLH is a trademark of Stellar Biotechnologies.

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Stellar Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may," "will," "would," "could," "should," "might," "potential," or "continue" and variations or similar expressions. Readers should not unduly rely on these forward-looking statements, which are not a guarantee of future performance. There can be no assurance that forward-looking statements will prove to be accurate, as all such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results or future events to differ materially from the forward-looking statements. Such risks include, but may not be limited to: general economic and business conditions; technology changes; competition; changes in strategy or development plans; availability of funds and resources; anticipated requirements for operating capital; governmental regulations and the ability or failure to comply with governmental regulations; changes in trade policy and international law; the timing of Stellar’s or its partners' anticipated results, including in connection with clinical trials; the ability to meet the goals of Stellar’s joint ventures and strategic partnerships; and other factors referenced in Stellar’s filings with securities regulators. For a discussion of further risks and uncertainties related to the Stellar’s business, please refer to Stellar’s public company reports filed with the U.S. Securities and Exchange Commission and the British Columbia Securities Commission. All forward-looking statements are made as of the date hereof and are subject to change. Except as required by law, Stellar assumes no obligation to update such statements. This press release does not constitute an offer or solicitation of an offer for sale of any securities in any jurisdiction, including the United States.

Contact
Gary Koppenjan
Stellar Biotechnologies
(805) 488-2800
IR@stellarbiotech.com

Condensed Interim Consolidated Statements of Operations

(Unaudited - Prepared by Management)

(Expressed in US Dollars)

	Three Months Ended		Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2017	2016	2017	2016

Revenues:
Product sales	$20,532	$181,092	$175,407	$963,587
Contract services revenue	-	-	50,000	32,000

Total Revenues	20,532	181,092	225,407	995,587

Expenses:
Costs of sales and contract services	77,555	119,989	227,563	700,953
Costs of aquaculture	64,708	59,063	212,945	223,225
Research and development	536,169	470,097	1,326,405	1,068,008
General and administrative	635,716	720,421	2,314,143	2,595,176

Total Expenses	1,314,148	1,369,570	4,081,056	4,587,362

Loss from Operations	(1,293,616)	(1,188,478)	(3,855,649)	(3,591,775)

Other Income (Loss):
Foreign exchange gain (loss)	64,135	(8,188)	21,972	109,448
Loss in fair value of warrant liability	-	-	-	(211,956)
Other income	9,120	2,589	24,767	16,593

Income tax expense	-	-	800	7,200

Net Loss	$(1,220,361)	$(1,194,077)	$(3,809,710)	$(3,684,890)

Loss per common share:
Basic and diluted	$(0.12)	$(0.14)	$(0.38)	$(0.44)

Weighted average number of common shares outstanding:
Basic and diluted	10,153,130	8,448,758	10,141,882	8,423,429

Condensed Interim Consolidated Balance Sheets

(Unaudited - Prepared by Management)

(Expressed in US Dollars)

	June 30,	September 30,
	2017	2016

Assets:
Cash, cash equivalents and short-term investments	$7,645,010	$11,405,698
Other current assets	474,339	693,957
Noncurrent assets	902,923	838,149

Total Assets	$9,022,272	$12,937,804

Liabilities and Shareholders' Equity:
Accounts payable and accrued liabilities	$425,342	$623,644
Shareholders' equity	8,596,930	12,314,160

Total Liabilities and Shareholders' Equity	$9,022,272	$12,937,804

Condensed Interim Consolidated Statements of Cash Flows

(Unaudited - Prepared by Management)

(Expressed in US Dollars)

	Nine Months Ended
	June 30,	June 30,
	2017	2016

Cash Flows Used In Operating Activities:
Net loss	$(3,809,710)	$(3,684,890)
Items not affecting cash:
Depreciation and amortization	135,515	106,712
Share-based compensation	92,480	209,781
Foreign exchange loss	(21,972)	(109,448)
Loss in fair value of warrant liability	-	211,956
Changes in working capital items	21,153	(48,073)

Net cash used in operating activities	(3,582,534)	(3,313,962)

Cash Flows From Investing Activities:
Acquisition of property, plant and equipment	(200,365)	(294,858)
Purchase of short-term investments	(3,008,853)	(6,005,737)
Proceeds on sales and maturities of short-term investments	3,000,000	9,021,827
Contribution to joint venture	-	(66,695)

Net cash provided by (used in) investing activities	(209,218)	2,654,537

Cash Flows From Financing Activities:
Proceeds from exercise of warrants and options	-	1,368,260

Net cash provided by financing activities	-	1,368,260

Effect of exchange rate changes on cash and cash equivalents	22,211	122,865

Net change in cash and cash equivalents	(3,769,541)	831,700

Cash and cash equivalents - beginning of period	7,416,904	3,955,503

Cash and cash equivalents - end of period	$3,647,363	$4,787,203